EXHIBIT 99.2

SMTC Q2 14 Earnings Call

Sushil

•	Thank you Shannon.

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Welcome and good morning Ladies and Gentlemen. I am Sushil Dhiman, SMTC’s President and Chief Executive Officer.  On this call with me today is Jim Currie, our Interim Chief Financial Officer and Greg Gaba, Vice President Finance.

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Before we begin the call, I’d like to remind everybody that the presentation includes statements about expected future events and financial results that are forward looking in nature and subject to risks and uncertainties.  The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control and that future events and results may vary substantially from what the Company currently foresees.  Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10k; on Form 10Q and subsequent reports on Form 8k and other filings with the Securities and Exchange Commission.

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I am pleased to announce that we are ahead in implementation of our 2014 cost reduction and inventory remediation plans. These efforts have positively contributed to improvements in margin in Q2. I would also like to point out that comparisons in our press release are to Q1 2014 and not prior year due to several unusual charges in the prior year combined with the yearend inventory adjustment. However, we will start reporting prior year comparisons effective Q1 2015.

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During the quarter we added two new customers; one of which is in the medical sector and the other is in the multimedia sector. These customers are expected to ramp to production volumes in Q4 of this year and we expect one to be a significant customer in 2015.  During the quarter we also received notification from one of our customers that in 2015 they will consolidate their manufacturing with another low cost EMS provider. However, SMTC 2015 revenue loss from these product lines is expected to be more than offset by Q2 customer wins.

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Implementation of our year-end inventory related remediation plans in our Mexico operation has been successfully completed. Now, our Best Practices & Compliance team will continue to conduct site audits on a quarterly basis.

•	We are continuing to strengthen our management team and have filled several key management positions in our Mexico operation.

•	I will now hand it over to Jim Currie. He will present the financial results.

Jim

•	Thanks Sushil

•	Revenue for the second quarter was $58.0 million, similar to the revenues recorded in the first quarter 2014.

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While our revenues were similar to the prior quarter, our gross profits (excluding unrealized foreign exchange) climbed to 8.6%, compared to 7.4% in the prior quarter; reflecting continued improvement in our cost structure.

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Net income reported for the quarter is $0.03 million compared to a net loss of $1.1 million in the prior quarter.  This was mainly due to the unrealized foreign exchange gain recognized in the quarter of $0.8 million compared to $0.1 million in the prior quarter.

•	Total debt levels increased during the quarter, primarily due to the addition of a capital lease for the purchase of new equipment to enhance the capabilities and capacity of our Mexico facility.

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Subsequent to the quarter end, we signed an agreement to sub-lease warehouse space in our Canadian facility.  This will result in annual rent savings of approximately $300,000 for the remainder of our lease.

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As Sushil indicated, our cost reduction initiatives for 2014 are ahead of plan and have contributed favorably to our second quarter results. We expect these efficiency improvement efforts to continue for the balance of the year and continue to focus on the management of working capital.

•	I will hand it back to Sushil to provide some closing remarks.

Sushil

•	Thanks Jim

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In summary, during the first half of 2014, our priorities have been to achieve efficiencies, cut costs, add to the talent pool and enhance profitability. These efforts have paid dividends as evidenced in our Q1 and Q2 results.

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We are continuing to add new quality customers to our portfolio and our late stage customer development pipeline is healthy. We are adding resources to our Sales team to help accelerate new customer acquisitions and add to the organic growth.

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We have developed a merger and acquisition profile and are closely working with our advisors in identifying attractive opportunities in the strategic locations and the markets we have identified. This activity is in line with our previously stated goal of adding inorganic growth via mergers and acquisitions beginning in 2015.

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Overall, we are excited about our year to date customer wins and we expect to continue to add customers in targeted markets. We believe that we provide our customer partners the best supply chain solution. To expand our portfolio of services, we have now added a New Product Introduction Tech Center in San Jose California.  We expect to expand this service in other regions in 2015. This service helps shorten the lead-time required to bring new products to market.

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Finally, I want to thank our employees across the globe for their dedication and contributions to our quality operations and improving results. I also want to thank our customers for trusting us as their manufacturing partner and thank our shareholders for their investment in SMTC.

•	Thank you and we will now open the lines for your questions.

Closing:

•	Thank you all for joining the call and your continued support of SMTC.